Exhibit 4.4

AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (“Amendment”) is by and between ____ (the “Holder”) and Workhorse Group Inc. (the “Maker”), effective as of December 16, 2015.

Whereas, reference is herby made to a certain Convertible Promissory Note, dated December 4, 2015, by and between the Holder and the Maker in the amount of $____ (the “Note”). All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Note. The Maker and the Holder are amending the terms of the Note;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Holder and the Maker hereby agree as follows:

1.	To amend and restate Section 3 of the Note as follows:

Maturity Date. All amounts, including principal and interest, payable hereunder shall be due and payable on the earliest to occur of (i) December 4, 2017 (the “Calendar Due Date”), (ii)) the day immediately prior to the listing (the “Listing”) of the Maker’s Common Stock on The Nasdaq Stock Market or NYSE MKT (each, a “National Exchange”), or (iii) a Change of Control (as defined below). Such date shall be referred to herein as the “Maturity Date”.

2.	To amend and restate the definition of “Listing Price” as defined in Section 5.1 of the Note as follows:

The “Listing Price” means the lower of the opening and closing prices (as appropriately adjusted to reflect stock dividends, stock splits, combinations, recapitalizations and the like with respect to the Maker’s capital stock after the date hereof) on the day prior to the date that the Maker’s Common Stock is first traded on a National Exchange.

3.	No other changes to the Note are made, except as expressly set forth herein.

4.	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assign, and no other parties shall be a beneficiary hereunder. Neither this Amendment nor any of the provisions hereof can be changed, waived, discharged or terminated except by a written instrument signed by the party against whom enforcement the change, waiver, discharge or termination is sought. This Amendment may be signed in counterpart, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

WORKHORSE GROUP INC.

By:
Name: Julio Rodriguez	Name:
Title: Chief Financial Officer